EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED

FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

INTEREST PURCHASE AGREEMENT

dated as of

May 3, 2016,

between

CORMATRIX CARDIOVASCULAR, INC.

and

LIGAND PHARMACEUTICALS INCORPORATED

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1

ARTICLE II

Purchase of Assigned Interests

SECTION 2.01.	Purchase	11
SECTION 2.02.	Payments by the Company	11
SECTION 2.03.	Closing; Payment of Purchase Price; Closing Deliveries	13
SECTION 2.04.	No Assumed Obligations; Acquisition of Assigned Interests Alone	14

ARTICLE III

Representations and Warranties of the Company

SECTION 3.01.	Organization	14
SECTION 3.02.	Authorization	14
SECTION 3.03.	Governmental Authorization	14
SECTION 3.04.	Ownership	14
SECTION 3.05.	Litigation	15
SECTION 3.06.	Compliance with Laws	15
SECTION 3.07.	Conflicts	16
SECTION 3.08.	Current Indebtedness	16
SECTION 3.09.	Solvency	16
SECTION 3.10.	Financial Statements	16
SECTION 3.11.	Products	16

ARTICLE IV

Representations and Warranties of Purchaser

SECTION 4.01.	Organization	17
SECTION 4.02.	Authorization	17
SECTION 4.03.	Conflicts	17

ARTICLE V

Covenants

SECTION 5.01.	Access; Information	17
SECTION 5.02.	Confidentiality; Press Release	18

ii

ARTICLE IX

Remedies

SECTION 9.01.	Remedies	30
SECTION 9.02.	Acceleration	30

iii

This INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of May 3, 2016, by and between CORMATRIX CARDIOVASCULAR, INC., a Georgia corporation (the “Company”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, the Company wishes to obtain working capital in respect of the development and commercialization of its Base Products, CanGaroo Products, Pipeline Products and Valves Products (each of such terms, as hereinafter defined);

WHEREAS, the Company wishes to sell, assign, convey and transfer to Purchaser the Assigned Interests (as hereinafter defined) and incur other obligations to Purchaser hereunder in consideration for the payment by Purchaser of the Purchase Price (as hereinafter defined) to raise such working capital;

WHEREAS, the Purchaser wishes to purchase from the Company the Assigned Interests and obtain the other rights hereunder, all upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Acquiror” shall mean, with respect any of the Products, any Person (other than any Affiliate of the Company) who acquires control of the commercialization of any such Product as a result of any Product Change of Control.

“Acquiror Buydown” shall mean any transaction described in Section 5.04(a) or 5.04(b).

“Acquiror Buydown Obligation” shall have the meaning set forth in Section 5.04(a).

“Acquiror Buydown Option” shall have the meaning set forth in Section 5.04(b).

“Acquiror Minimum Annual Payment Amount” shall mean, with respect to any Product Change of Control, the amount by which the Minimum Annual Payment Amount is reduced as a result of such Product Change of Control.

“Acquiror Minimum Quarterly Payment Amount” shall mean the applicable Acquiror Minimum Annual Payment Amount divided by four.

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Assigned Interest Period” shall mean, with respect to each Product, the longer of the (1) Minimum Annual Payment Period and (2) the period from and including the Closing Date through and including the date that is the tenth anniversary of the date of the first commercial sale of such Product.

“Assigned Interest Related Collateral” means [***].

“Assigned Interests” shall mean the Base Product Interests, the CanGaroo Product Interests, the Pipeline Product Interests and the Valves Product Interests.

“Audit Costs” shall mean, with respect to any audit of the books and records of the Company or its Subsidiaries with respect to amounts payable or paid under this Agreement, the reasonable out-of-pocket cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event” shall mean the occurrence of any proceeding being instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or the Company taking any action to authorize any of the actions set forth above. Notwithstanding the foregoing, if such proceeding is instituted against the Company, no Bankruptcy Event shall have occurred unless such proceeding remains undismissed, undischarged or unbonded for a period of [***] days.

“Base Product Applicable Percentage” shall mean [***] with respect to any Base Product Net Sales [***], during the Assigned Interest Period.

“Base Product Interests” shall mean the right to receive on a [***] basis cash in an amount equal to the product of the Base Product Applicable Percentage multiplied by the Base Product Net Sales during the Assigned Interest Period, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Base Product Interests shall not constitute any accounts or payment intangibles (as each term is defined in the UCC) giving rise to such cash amounts.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Base Product Net Sales” shall mean the aggregate amount of sales proceeds received by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) for the Base Products sold on or after the Closing Date, less Excluded Costs.

“Base Products” shall mean the extracellular matrix technology products listed on Schedule B hereto and any product substantially similar in design and application to any such product commercialized by the Company during the Minimum Annual Payment Period. For the avoidance of doubt, “Base Products” shall not include any product that is sold for any indication corresponding to any CanGaroo Product, Pipeline Product or Valves Product, notwithstanding any similarity between such product and any Base Product.

“Books” shall mean all of the books and records of a Person, including ledgers, federal and state tax returns, records regarding the Person’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“CanGaroo Product Applicable Percentage” shall mean [***] with respect to any CanGaroo Product Net Sales [***] during the Assigned Interest Period.

“CanGaroo Product Buydown Price” shall mean [***].

“CanGaroo Product Change of Control” shall mean any Product Change of Control in respect of the CanGaroo Products.

“CanGaroo Product Interests” shall mean the right to receive on a [***] basis cash in an amount equal to the product of the CanGaroo Product Applicable Percentage multiplied by the CanGaroo Product Net Sales during the Assigned Interest Period, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, CanGaroo Product Interests shall not constitute any accounts or payment intangibles (as each term is defined in the UCC) giving rise to such cash amounts.

“CanGaroo Product Net Sales” shall mean the aggregate amount of sales proceeds received by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) for the CanGaroo Products sold on or after the Closing Date, less Excluded Costs.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“CanGaroo Products” shall mean the extracellular matrix technology products sold by the Company for the encapsulation of any cardiac implantable electronic device and any product substantially similar in design and application to any such product commercialized by the Company during the Minimum Annual Payment Period.

“Closing” shall have the meaning set forth in Section 2.03(a).

“Closing Date” shall have the meaning set forth in Section 2.03(a).

“Collateral” shall have the meaning set forth in Section 8.02.

“Company” shall have the meaning set forth in the preamble.

“Company Change of Control” shall mean, with respect to the Company:

(a) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, but assuming that any convertible securities owned by such Person or group or any controlled affiliates thereof are immediately exercisable), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) a merger or consolidation of the Company, with any other Person, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the Company’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation; or

(c) the bona fide sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole.

“Confidential Information” shall mean, as it relates to the Company and its Affiliates and any of the Products, the Intellectual Property related to any of the Products, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential. Notwithstanding the foregoing definition, Confidential Information shall not include information that (a) is already in the public domain at the time the information is disclosed, (b) thereafter becomes lawfully obtainable from other sources who, to the knowledge of the recipient, have no obligation of confidentiality, (c) can be shown to have been independently developed by the recipient or its representatives without reference to any Confidential Information of the other party or (d) is required to be disclosed under laws, rules and regulations of any Governmental Authority applicable to the Company or its Affiliates or Purchaser or its Affiliates, as the case may be, or pursuant to the rules and regulations of any securities exchange or trading system or pursuant to any other laws, rules or regulations of any Governmental Authority having jurisdiction over the Company and its Affiliates or Purchaser and its Affiliates.

“Depository Bank” shall mean the State Bank & Trust Company.

“Excluded Assets” shall mean [***].

“Excluded Costs” shall mean the following items to the extent permitted by generally accepted accounting principles: [***].

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04(a).

“Existing Liens” shall mean any liens or other security interests upon any assets of the Company for the benefit of the lenders and other secured parties under the MidCap Credit Facility.

“Fiscal Quarter” shall mean each three (3) month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Fiscal Quarter of the Term shall extend from the Closing Date to the end of the first full Fiscal Quarter thereafter and (b) the last Fiscal Quarter of the Term shall end upon the expiration or termination of this Agreement.

“Fiscal Year” shall mean the calendar year.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).

“Intellectual Property” shall mean all proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, generated by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or its Subsidiaries.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, among the MidCap Credit Facility Agent, Purchaser and the Company.

“Knowledge of the Company” shall mean the current and actual knowledge, information or belief held by David B. Camp, Robert G. Matheny, John C. Thomas, Jr. and/or Andrew M. Green after reasonable inquiry by such person into the relevant subject matter.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, awards, penalties, liabilities, costs and expenses (including reasonable expenses and reasonable attorneys’ fees) incurred in connection with defending any action, suit or proceeding.

“Main Account” shall mean the deposit account maintained by the Company at the Depository Bank with account number [***].

“Material Adverse Change” shall mean, with respect to the Company and its Subsidiaries, any event, change, circumstance, occurrence, effect or state of facts that has caused or is reasonably likely to cause a material adverse change in the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean (a) the effect of a Material Adverse Change, (b) a material adverse effect on the validity or enforceability of this Agreement, (c) the inability or failure of the Company to make payments in respect of the Assigned Interests in violation of this Agreement, (d) a material adverse effect on the ability of the Company to perform any of its other material obligations under this Agreement or (e) any material adverse effect on the Products or the ability of the Company and its Subsidiaries to distribute, market and/or sell the Products.

“MidCap Consent” shall mean the consent of the requisite lenders under the MidCap Credit Facility to the purchase and sale of the Assigned Interests and other transactions contemplated by this Agreement.

“MidCap Credit Facility” shall mean that certain Credit and Security Agreement, dated as of June 10, 2014 (as amended, amended and restated, supplemented or otherwise modified as of the date hereof, and as further amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Intercreditor

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement), among CorMatrix Cardiovascular, Inc., CorMatrix RE LLC, CorMatrix 1 LLC and CorMatrix 2 LLC, as Borrowers (as defined therein), MidCap Financial Trust, a Delaware statutory trust, as administrative agent, and the Lenders (as defined therein) party thereto.

“MidCap Credit Facility Agent” shall mean MidCap Financial Trust, a Delaware statutory trust, in its capacity as administrative agent under the MidCap Credit Facility or any successor thereto in such capacity.

“Minimum Annual Payment Amount” shall mean $2,750,000, provided, however, that if any Product, or any product enumerated in the definition of any Product (or in any Schedule referenced in any such definition), is divested as a result of a Product Change of Control, the Minimum Annual Payment Amount shall be reduced by an amount that is the product of (a) $2,750,000 times (b) the fraction representing (x) the total sales of such Product or enumerated product subject to such Product Change of Control in the twelve calendar months immediately preceding such Product Change of Control over (y) the aggregate total sales of all Products in the twelve calendar months immediately preceding such Product Change of Control. For the avoidance of doubt, the Minimum Annual Payment Amount shall be adjusted according to the foregoing proviso immediately as of any Product Change of Control.

“Minimum Annual Payment Period” shall mean the period from and including the Closing Date through and including the date that is the tenth anniversary of the date of the Closing Date.

“Monthly Payment Amount” shall mean, with respect to each Payment Month, the aggregate amount of payments due to Purchaser pursuant to Section 2.02(a).

“Minimum Quarterly Payment” shall have the meaning set forth in Section 2.02(b).

“Minimum Quarterly Payment Amount” shall mean the applicable Minimum Annual Payment Amount divided by four.

“Minimum Quarterly Payment Overpayment Amount” shall have the meaning set forth in Section 2.02(b).

“Monthly Report” shall mean, with respect to the relevant Payment Month of the Company, a report showing (a) the gross revenues of the Base Products, Pipeline Products, CanGaroo Products and Valves Products for such Payment Month, (b) the Base Product Net Sales, the CanGaroo Product Net Sales, the Pipeline Product Net Sales and the Valves Product Net Sales for such Payment Month, (c) the Excluded Costs for such Payment Month and (d) a reasonable calculation of the amount to which Purchaser is entitled for such Payment Month pursuant to Section 2.02(a) of this Agreement.

“Obligations” shall mean any and all payment obligations of the Company under the Agreement.

“Pari Passu Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Parties” shall mean Purchaser, the Company and any other Person from time to time made party to this Agreement, each a “Party”.

“Patent” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, revisions, term extensions, substitutes, supplementary protection certificates, reexaminations, inter-partes reviews, post-grant oppositions or similar post-grant review proceedings, including the inventions claimed in any of the foregoing and any priority rights arising therefrom, that are issued or filed as of the date hereof or during the Term, which are owned by the Company, its Subsidiaries or any of its Affiliates.

“Payment Month” shall mean each month-long period commencing on the first day of such month, provided however that (a) the first Payment Month of the Term shall extend from the Closing Date to the end of the first full Payment Month thereafter and (b) the last Payment Month of the Term shall end upon the expiration or termination of this Agreement.

“Permitted Transaction” shall mean any transaction (a) contemplated by the MidCap Credit Facility, as in effect on the date hereof, or any refinancing facility with respect thereto and (b) during the Term whereby the Company incurs, creates, assumes or permits to exist any indebtedness for borrowed money or sells, assigns, transfers or conveys any Revenue Interests to any Third Party; provided that such transaction (x) does not, except to the extent expressly contemplated by Section 8.06, result in any security interest granted hereunder ceasing to be a valid and perfected security interest and (y) could not reasonably be expected to impair the ability of the Company to comply with the requirements to make the payments set forth in Section 2.02.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Pipeline Product Applicable Percentage” shall mean [***]% with respect to any Pipeline Product Net Sales during the Assigned Interest Period.

“Pipeline Product Interests” shall mean the right to receive on a [***] basis cash in an amount equal to the product of the Pipeline Product Applicable Percentage multiplied by the Pipeline Product Net Sales during the Assigned Interest Period, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Pipeline Product Interests shall not constitute any accounts or payment intangibles (as each term is defined in the UCC) giving rise to such cash amounts.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Pipeline Product Net Sales” shall mean the aggregate amount of sales proceeds received by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) for the Pipeline Products sold on or after the Closing Date, less Excluded Costs.

“Pipeline Products” shall mean the following extracellular matrix technology products, in each case, sold by the Company: (i) the Micronized ECM product, (ii) the Epicardial Infarction Repair product, (iii) the Vascular Graft product, (iv) any other products that are in development as of the date hereof, and (v) any product substantially similar in design and application to any product described in the foregoing clauses commercialized by the Company during the Assigned Interest Period.

“Product Change of Control” shall mean, with respect to any Product, or any product enumerated in the definition of any Product (or in any Schedule referenced in any such definition), any sale or other transfer by the Company of substantially all of the assets primarily used to commercialize such Product or such enumerated product or of the exclusive right to commercialize such Product or such enumerated product.

“Products” shall mean the Base Products, the CanGaroo Products, the Pipeline Products and the Valves Products.

“Purchase Price” shall mean $17,500,000.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Account” shall mean the following account (or such other account as Purchaser may designate in writing (such designation to be made at least two (2) Business Days prior to any payment owing to Purchaser under this Agreement)):

Ligand Pharmaceuticals, Inc.

[***]

“Recharacterization” shall have the meaning set forth in the recitals to the Intercreditor Agreement.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of surgical implants or other regulation of surgical implants.

“Regulatory Approvals” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of any of the Products.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Remedies Event” shall mean (x) a Bankruptcy Event, (y) a failure by the Company to make a payment pursuant to Section 2.02, provided that no such failure shall constitute a Remedies Event unless such failure shall remain uncured for thirty (30) days or (z) an Event of Default (as defined in the MidCap Credit Facility) under the MidCap Credit Facility.

“Revenue Interests” shall mean all of the interest of the Company and its Subsidiaries in the proceeds of the total sales realized by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) of the Products sold on or after the Closing Date.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Special Account” shall mean the deposit account maintained by the Company at the Depository Bank with account number [***].

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Sweep Event” shall have the meaning set forth in the Intercreditor Agreement.

“Term” shall have the meaning set forth in Section 6.01.

“Third Party” shall mean any Person other than Purchaser and any Affiliate of Purchaser or the Company and any Subsidiary of the Company.

“Transfer” shall have the meaning set forth in Section 8.06.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Valves Product Applicable Percentage” shall mean [***]% with respect to any Valves Product Net Sales during the Assigned Interest Period.

“Valves Product Interests” shall mean the right to receive on a [***] basis cash in an amount equal to the product of the Valves Product Applicable Percentage multiplied by the Valves Product Net Sales during the Assigned Interest Period, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Valves Product Interests shall not constitute any accounts or payment intangibles (as each term is defined in the UCC) giving rise to such cash amounts.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Valves Product Net Sales” shall mean the aggregate amount of sales proceeds received by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) for the Valves Products sold on or after the Closing Date, less Excluded Costs.

“Valves Products” shall mean the extracellular matrix technology products sold by the Company for the remodeling, repair or replacement of the tricuspid, pulmonary, mitral or aortic valves and any product substantially similar in design and application to any such product commercialized by the Company during the Assigned Interest Period.

ARTICLE II

Purchase of Assigned Interests

SECTION 2.01. Purchase. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from the Company, free and clear of all liens (except any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable and subject to Section 8.04), all of the Company’s rights and interests in and to the Assigned Interests on the Closing Date. Purchaser’s ownership interest in the Assigned Interests so acquired shall vest immediately upon the Company’s receipt of payment of the Purchase Price for such Assigned Interests pursuant to Section 2.03(b), subject to the termination provisions of Section 6.01.

SECTION 2.02. Payments by the Company.

(a) Monthly Payments in Respect of the Assigned Interests. Subject in all respects to Section 5.04, in connection with the assignment of the Assigned Interests, Purchaser shall be entitled to receive, in respect of each Payment Month during the Assigned Interest Period:

(i) the Base Product Applicable Percentage of Base Product Net Sales (if any) received during such Payment Month;

(ii) the CanGaroo Product Applicable Percentage of CanGaroo Product Net Sales (if any) received during such Payment Month;

(iii) the Pipeline Product Applicable Percentage of Pipeline Product Net Sales (if any) received during such Payment Month; and

(iv) the Valves Product Applicable Percentage of Valves Product Net Sales (if any) received during such Payment Month.

(b) Minimum Quarterly Payment.

(i) Subject to clause (b)(ii), if, in respect of any Fiscal Quarter during the Minimum Annual Payment Period, the sum of (1) the aggregate Monthly Payment Amounts paid during the Fiscal Year covering such Fiscal Quarter plus (2) the Minimum Quarterly Payments made during such Fiscal Year which Purchaser shall have been entitled to receive is less than the Minimum Quarterly Payment Amount multiplied by the number of completed Fiscal Quarters in such Fiscal Year, then Purchaser shall be entitled to receive in respect of such Fiscal Quarter an amount equal to the difference between (A) the Minimum Quarterly Payment Amount multiplied by the number of completed Fiscal Quarters in such Fiscal Year and (B) the sum of (1) the aggregate Monthly Payment Amounts paid during such Fiscal Year plus (2) the Minimum Quarterly Payment Amounts paid during such Fiscal Year (such difference, the “Minimum Quarterly Payment”); provided that, for purposes of this clause (b)(i), (x) the initial Fiscal Quarter of the Minimum Annual Payment Period shall be the period from the Closing Date to the end of and including the first full Fiscal Quarter after the Closing Date and (y) the Minimum Quarterly Payment Amount for such initial Fiscal Quarter shall be deemed to be the product of the Minimum Quarterly Payment Amount as defined in Section 1.01 multiplied by the fraction equal to the number of days in such initial Fiscal Quarter over ninety (90); provided, further, that, for the final Fiscal Quarter of the Minimum Annual Payment Period, the Minimum Quarterly Payment Amount shall be deemed to be equal to the product of the Minimum Quarterly Payment Amount as defined in Section 1.01 multiplied by the fraction of such Fiscal Quarter covered by the Minimum Annual Payment Period.

(ii) Notwithstanding clause (b)(i), if, with respect to any Fiscal Year in respect of which any Minimum Quarterly Payment is made, the aggregate Monthly Payment Amounts paid in respect of such Fiscal Year exceed the Minimum Annual Payment Amount (the amount of any such Minimum Quarterly Payments made in respect of such Fiscal Year, the “Minimum Quarterly Payment Overpayment Amount”), then any subsequent payment obligation owing by the Company pursuant to Section 2.02 shall be automatically reduced and offset in the amount of such Minimum Quarterly Payment Overpayment Amount until such Minimum Quarterly Payment Overpayment Amount is extinguished; provided for purposes of this clause (b)(ii), for the initial and final Fiscal Years of the Minimum Annual Payment Period, the Minimum Annual Payment Amount shall be deemed to be equal to the product of the Minimum Annual Payment Amount as defined in Section 1.01 multiplied by the fraction of such Fiscal Year covered by the Minimum Annual Payment Period.

(c) Payments to Purchaser.

(i) Within [***] days following the end of each Payment Month during the Assigned Interest Period, the Company shall disburse from the Special Account to the Purchaser Account an amount equal to the amount to which Purchaser is entitled pursuant to Section 2.02(a) of this Agreement (if any) for such Payment Month.

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(ii) Within [***] days following the end of each Fiscal Quarter during the Minimum Annual Payment Period, the Company shall remit by wire transfer of immediately available funds to the Purchaser Account an amount equal to the amount to which Purchaser is entitled pursuant to Section 2.02(b) of this Agreement (if any) for such Fiscal Quarter.

(iii) If, after any Sweep Event occurs, the “notice of exclusive control” giving rise to such Sweep Event is revoked prior to a Bankruptcy Event, to the extent any Minimum Quarterly Payment came due and was not paid pursuant to Section 2.1(b) of the Intercreditor Agreement prior to such revocation, the Company shall make such Minimum Quarterly Payment within [***] days of such revocation.

SECTION 2.03. Closing; Payment of Purchase Price; Closing Deliveries.

(a) Closing. The closing of the purchase of the Assigned Interests pursuant to this Agreement (the “Closing”) will occur concurrently with the execution of this Agreement on the date hereof (the “Closing Date”).

(b) Payment of Purchase Price. At the Closing, Purchaser shall pay to the Company the Purchase Price by wire transfer of immediately available funds to such account as designated by the Company prior to the date hereof.

(c) Closing Deliveries. At the Closing, as a condition precedent to the effectiveness of this Agreement:

(i) the Company will deliver to Purchaser a duly executed counterpart to this Agreement;

(ii) Purchaser will deliver to the Company (1) payment of the Purchase Price consistent with Section 2.03(b) and (2) a duly executed counterpart to this Agreement;

(iii) the MidCap Consent shall have been obtained by the Company; and

(iv) the Intercreditor Agreement shall have become effective.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 2.04. No Assumed Obligations; Acquisition of Assigned Interests Alone. (a) Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring only the Assigned Interests and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under this Agreement or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities and Obligations”).

(b) Purchaser is acquiring no rights other than those expressly assigned herein. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring no rights whatsoever under any Intellectual Property of the Company.

ARTICLE III

Representations and Warranties of the Company

SECTION 3.01. Organization. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with this Agreement.

SECTION 3.02. Authorization. The Company has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. The Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles

SECTION 3.03. Governmental Authorization. The execution and delivery by the Company of the Agreement, and the performance by the Company of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority.

SECTION 3.04. Ownership. (a) As of the date hereof, the Company owns or holds a valid license under all of the Intellectual Property and the Regulatory Approvals which it currently purports to own related to any of the Products free and clear of all liens (except the Existing Liens and any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable). As of the date hereof, neither the Company nor any of its Subsidiaries has granted, nor does there exist, any lien on the Assigned Interests (except any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable and subject to Section 8.04).

(b) The Company and its Subsidiaries, immediately prior to the purchase by Purchaser of the Assigned Interests, own, and are the sole holders of, all the Revenue Interests and own, and are the sole holders of, and/or have and hold a valid, enforceable and subsisting license to, all of those other assets that are required to produce any of the Products free and clear of any and all liens (other than the Existing Liens and any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable). The Company and its Subsidiaries have not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Revenue Interests other than as contemplated by this Agreement. By the delivery to Purchaser of the executed Agreement, the Company shall transfer, convey and assign to Purchaser all of the Company’s rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to Purchaser pursuant to this Agreement, free and clear of any liens (other than any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable and subject to Section 8.04).

(c) There is no filed and served or, to the Knowledge of the Company, threatened action, suit, proceeding, investigation or claim by any Person to which the Company is a party that claims that the Intellectual Property or the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product infringes on any intellectual property of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property. The Company has not received any written communication containing an offer to license to the Company, or a request that the Company consider whether it wishes to obtain a license, under any intellectual property owned by a third party, in each case, to make, use or sell a Product. To the Knowledge of the Company, there are no pending unlicensed patent applications owned by any other Person that, if a patent were to issue thereon without modification or amendment, would limit or prohibit, in any material respect, the manufacture, use or sale of any Product.

SECTION 3.05. Litigation. As of the date hereof, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case with respect to clauses (a) and (b) above, which, if adversely determined, would question the validity of, or could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any other Person relating to any of the Products, the Intellectual Property related to any of the Products, the Regulatory Approvals, the Revenue Interests or the Assigned Interests.

SECTION 3.06. Compliance with Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) is in violation of, has violated or is under investigation with respect to, and (b) has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to the Company, the Assigned Interests or the Revenue Interests which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provision of (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or its Subsidiaries or any of their respective assets or properties are subject or bound or (ii) subject to receipt of the MidCap Consent, any contract, agreement, commitment or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company; (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to Closing; or (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, its Subsidiaries or any other Person or to a loss of any right to receive the Revenue Interests or the Assigned Interests, except, in the case of the foregoing clauses (a), (c) or (d), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.08. Current Indebtedness. Other than as set forth on Schedule 3.08, there is no indebtedness (other than trade indebtedness in the ordinary course of business) for borrowed money of the Company.

SECTION 3.09. Solvency. The fair salable value of the Company’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities. After giving effect to the transactions described in this Agreement, the Company (a) is not left with unreasonably small capital in relation to its business as presently conducted and (b) is able to pay its debts (including trade debts) as they mature.

SECTION 3.10. Financial Statements. All financial statements for the Company delivered to Purchaser fairly present, in conformity with generally accepted accounting principles, in all material respects, the consolidated financial condition and consolidated results of operations of the Company.

SECTION 3.11. Products. As of the date hereof, (a) the only products that are being sold by the Company or any of its Affiliates are the Base Products and the CanGaroo Products and (b) the only products that are in development by the Company or any of its Affiliates are Pipeline Products and Valve Products.

ARTICLE IV

Representations and Warranties of Purchaser

SECTION 4.01. Organization. Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

SECTION 4.02. Authorization. Purchaser has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

SECTION 4.03. Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Purchaser will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provision of (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound or (ii) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform any of its obligations under this Agreement.

ARTICLE V

Covenants

SECTION 5.01. Access; Information.

(a) Maintenance of Books and Records. During the Term, the Company shall keep and maintain, or cause to be kept and maintained, at all times books of account and record consistent with good business practices and customary industry standards adequate to correctly reflect all payments paid and/or payable with respect to the Assigned Interests.

(b) Inspection Rights. Purchaser shall have the right, once a year, to designate a Third Party independent public accounting firm (the “Purchaser Representative”) to visit the Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Revenue Interests and the Assigned Interests for purposes of conducting an audit of such books and records, and to inspect and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by Purchaser to the Company, the Company will provide such Purchaser Representative reasonable access to such books and records.

(c) Audit Costs. In the event any audit of the books and records of the Company and its Subsidiaries relating to the Revenue Interests and the Assigned Interests by Purchaser and/or any of Purchaser’s representatives reveals that the amounts paid to Purchaser hereunder for the period of such audit have been understated by more than ten percent (10%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by Purchaser.

(d) Monthly Reports. During the Term, the Company shall, promptly after the end of each Payment Month of the Company (but in no event later than thirty (30) days following the end of such Payment Month), produce and deliver to Purchaser a Monthly Report for such Payment Month.

(e) Periodic Reports. The Company shall deliver to Purchaser the following financial statements:

(i) Within forty-five (45) days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter; and

(ii) Within ninety (90) days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year.

(f) Notice of Deposits Following a Sweep Event. Following a Sweep Event, on the first Business Day of each week, the Company shall provide the Purchaser with notice of the amount and the source of all deposits made during the preceding week into the Main Account.

SECTION 5.02. Confidentiality; Press Release. (a) All Confidential Information furnished by the Company to Purchaser or by Purchaser to the Company in connection with this Agreement and the transactions contemplated hereby, as well as the terms, conditions and provisions of this Agreement, shall be kept confidential by Purchaser and the Company. Notwithstanding the foregoing, (i) the Company and Purchaser may disclose such Confidential Information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, (ii) the Company may disclose the terms, conditions and provisions of this Agreement to any Third Party in connection with (and only in connection with) a transaction with such Third Party that could reasonably be expected to result in (X) a Company Change of Control, (Y) a Product

Change of Control or (Z) a sale by the Company of a Subsidiary, division, product line, or other significant portion of its business and (iii) the Company and Purchaser may disclose such Confidential Information as may otherwise be required by applicable law, including filing this Agreement with the SEC; provided, in the case of the foregoing clauses (i) and (ii), that such Persons and such Third Parties shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.02(a); provided, further, that in the case of the foregoing clause (iii), Purchaser shall provide five (5) Business Days’ notice to the Company of any filing with the SEC and consider in good faith a request for confidential treatment of any portion of this Agreement prior to filing with the SEC.

(b) Notwithstanding the foregoing clause (a), Purchaser may make a press release or other announcement or public disclosure concerning this Agreement, provided that such press release shall be (x) subject to prior review by the Company and (y) in form and substance reasonably satisfactory to the Company taking into account any commercial sensitivities of the Company.

SECTION 5.03. Efforts; Further Assurance. Subject to the terms and conditions of this Agreement, each of Purchaser and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Purchaser and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Purchaser good, valid and marketable rights and interests in and to the Assigned Interests.

SECTION 5.04. Acquiror Buydown. After any CanGaroo Product Change of Control:

(a) Acquiror Buydown Obligation. If the aggregate cash consideration at closing received by the Company in connection with such CanGaroo Product Change of Control equals [***], the Company shall obligate the Acquiror in respect of such transaction as a condition precedent to the effectiveness of such transaction (the “Acquiror Buydown Obligation”) to make a payment to Purchaser of the CanGaroo Product Buydown Price, which payment shall be made by wire transfer of immediately available funds to the Purchaser Account. Immediately upon the effectiveness of such CanGaroo Product Change of Control in accordance with this clause (a), the CanGaroo Product Applicable Percentage, as set forth in the definition thereof in Section 1.01, shall be converted from [***]% to [***]% for any payment to be made pursuant to Section 2.02 after such effectiveness.

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(b) Acquiror Buydown Option. If the aggregate cash consideration at closing received by the Company in connection with such CanGaroo Product Change of Control is [***], any Acquiror in respect of such transaction shall have the right (as a third-party beneficiary to this Agreement), but not the obligation (the “Acquiror Buydown Option”), exercisable upon twenty (20) days’ written notice to Purchaser to convert the CanGaroo Product Applicable Percentage from [***]% to [***]%, as set forth in the definition thereof in Section 1.01, for any payment to be made pursuant to Section 2.02 after the Acquiror Buydown Option Exercise Date. In order to exercise the Acquiror Buydown Option, the Acquiror shall deliver written notice to Purchaser of its election to exercise such Option not less than twenty (20) days prior to the proposed exercise date (the “Acquiror Buydown Option Exercise Date”). On the Acquiror Buydown Option Exercise Date, the Acquiror Buydown Option shall be deemed to be exercised by the Acquiror upon the payment by the Acquiror to Purchaser of the CanGaroo Product Buydown Price, which payment shall be made by wire transfer of immediately available funds to the Purchaser Account.

SECTION 5.05. Remedies Event. During the Term, if a Remedies Event shall have occurred, subject to the Intercreditor Agreement, the Company shall not, without the consent of Purchaser, distribute any dividend, retire any indebtedness for borrowed money or engage in any transaction that would result in a Company Change of Control.

SECTION 5.06. Diligence. During the Assigned Interest Period with respect to the Pipeline Products, the Company shall use reasonable commercial efforts to develop the Pipeline Products.

SECTION 5.07. Indebtedness; Sale of Revenue Interests. During the Term, unless Purchaser shall otherwise consent in writing, the Company shall not, other than in connection with any Permitted Transaction, (x) incur, create, assume or permit to exist any indebtedness for borrowed money of the Company other than indebtedness of the Company as of the Closing Date or (y) sell, assign, transfer or convey any Revenue Interests to any Third Party other than by the terms of this Agreement.

SECTION 5.08. Use of Proceeds. The Company shall use the proceeds of the Purchase Price to prepay, repay or otherwise retire indebtedness for borrowed money of the Company under, and to pay related transaction fees in connection with, the MidCap Credit Facility in an aggregate amount not less than [***], and, subject to this Agreement, for any other general corporate purposes.

SECTION 5.09. Remittance of Funds to Accounts.

(a) Weekly Sweep to Special Account. The Company shall during the Assigned Interest Period with respect to each Product, as applicable, instruct the Depository Bank to sweep such funds within the Main Account no less frequently than once every week into the Special Account, in accordance with further instructions to be provided by the Company on a weekly basis. Such weekly instructions from the Company shall instruct the Depository Bank to:

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(i) with respect to any funds contained in the Main Account that constitute funds arising from the Base Product Interests, such funds into the Special Account;

(ii) with respect to any funds contained in the Main Account that constitute funds arising from the CanGaroo Product Interests, sweep such funds into the Special Account; and

(iii) with respect to any funds contained in the Main Account that constitute funds arising from the Pipeline Product Interests or the Valves Product Interests, as applicable, sweep such funds into the Special Account;

it being understood that, in respect of the sweep contemplated under this Section 5.09(a), at the end of each Payment Month, the Company may retain from disbursement from the Special Account to Purchaser any Excluded Costs deriving from any week covered by such Payment Month so long as such Excluded Costs are reflected in the Monthly Report in respect of such Payment Month

(b) Special Account. The Special Account shall be held in trust solely for the benefit of Purchaser. The Company shall not take any action with respect to the Special Account other than making (x) the instructions to the Depository Bank necessary to effectuate the sweep contemplated in clause (a) of this Section 5.09, (y) any adjustment (and corresponding withdrawal of excess funds) for Excluded Costs as necessary to reconcile the balance of the Special Account with the amount to which Purchaser is entitled pursuant to Section 2.02(a), provided that such adjustment shall occur only in accordance with and upon delivery of a Monthly Report calculating such Excluded Costs and (z) any disbursement of funds from the Special Account to the Purchaser Account in accordance with Section 2.02(c)(i).

ARTICLE VI

Termination

SECTION 6.01. Termination. Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Assigned Interest Period with respect to all Products (the “Term”). If any payments are accrued hereunder on or prior to that date and are required to be made by one of the Parties hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full. Upon expiration or termination of this Agreement in accordance with its terms, all right, title, and interest in and to the Assigned Interests shall automatically revert to Company, and Purchaser will have no further rights in or with respect to the Assigned Interests.

SECTION 6.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void, impose no liability on the part of any Party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members and have no effect other than the provisions of this Section 6.02, Section 5.02 and Article VII hereof, which shall survive any such termination.

ARTICLE VII

Miscellaneous

SECTION 7.01. Survival. All representations and warranties made herein or in any other writing delivered pursuant hereto shall survive the execution and delivery of this Agreement and shall continue to survive until the expiration or termination of this Agreement in accordance with Article VI.

SECTION 7.02. Notices. All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed (with a copy by email):

If to Purchaser to:

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: Matthew Korenberg

Email:       mkorenberg@ligand.com

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Scott N. Wolfe

Email:       scott.wolfe@lw.com

If to the Company to:

CorMatrix Cardiovascular, Inc.

1100 Old Ellis Road

Roswell, GA 30076

Attention: John C. Thomas, Jr.

Email:       jthomas@cormatrix.com

With a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: David J. Kappos

                  Paul H. Zumbro

Email:       dkappos@cravath.com

                   pzumbro@cravath.com

or to such other address or addresses as Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

SECTION 7.03. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Upon the consent of Purchaser (which consent may not be unreasonably withheld, delayed or conditioned for any proposed assignment to any reasonably creditworthy potential Acquiror or other proposed assignee), the Company may assign all or any applicable part of its rights and obligations under this Agreement to any Acquiror in respect of any Product Change of Control, subject to the assumption by such Acquiror of the obligations set forth in Section 2.02 or to any other proposed assignee. For purposes of this Section 7.03(b), the Minimum Quarterly Payment obligation set forth in Section 2.02(b) shall be deemed to be an obligation to pay Purchaser, in respect of each such Fiscal Quarter during the Minimum Annual Payment Period, following such assignment, an amount equal to the applicable Acquiror Minimum Quarterly Payment Amount in respect of such Product Change of Control. For purposes of this Section 7.03(b), any Person the creditworthiness of whom clearly exceeds the creditworthiness of the Company shall be deemed to be reasonably creditworthy.

(c) Solely upon the consent of the Company (which consent may not be unreasonably withheld, delayed or conditioned, other than in respect of any proposed assignment to any direct competitor of the Company, in respect of which such consent may be granted or withheld by the Company in its sole discretion), Purchaser may assign any of its obligations or rights under the Agreement without restriction; provided that, notwithstanding the foregoing, Purchaser may assign its rights and/or delegate its obligations under this Agreement to an Affiliate, to any Person in a transaction in which Purchaser also assigns all of its right, title and interest in all or substantially all of its assets to the same party contemporaneous with the assignment of this Agreement, or to a successor, whether by way of merger, sale of stock or otherwise, without the Company’s prior written consent. In advance of any proposed assignment by Purchaser to any proposed assignee, Purchaser shall provide to the Company any information concerning such proposed assignment and such proposed assignee as may be reasonably requested by the Company.

SECTION 7.04. Indemnification. (a) The Company hereby indemnifies and holds Purchaser and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Purchaser Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any breach of any representation or warranty made by the Company in this Agreement.

(b) Purchaser hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each, a “Company Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Company Indemnified Party arising out of any breach of any representation or warranty made by Purchaser in this Agreement.

(c) If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 7.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) Purchaser’s sole remedy shall be to recover any monetary damages associated with a breach of a representation or warranty made by the Company in this Agreement, subject to the other terms and provisions contained in this Agreement.

SECTION 7.05. No Implied Representations and Warranties. Each Party acknowledges and agrees that, other than the representations and warranties specifically contained in this Agreement, there are no representations or warranties of either Party or any other Person either expressed or implied with respect to the Assigned Interests or the transactions contemplated hereby. Without limiting the foregoing, Purchaser acknowledges and agrees that (a) Purchaser and its Affiliates, together with its and its Affiliates’ representatives, have made their own investigation of the Products, the Intellectual Property related to the Products and the Regulatory Approvals and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Assigned Interests or as to the creditworthiness of Company and (b) except as expressly set forth in any representation or warranty in the Agreement, Purchaser shall have no claim or right to indemnification pursuant to Section 7.04 (or otherwise) with respect to any information, documents or materials furnished to Purchaser, any of its Affiliates, or any of its or its Affiliates’ representatives, including any information, documents or material made available to Purchaser, its Affiliates or any of its and its Affiliates’ representatives in any data room, presentation, management presentation, interview or any other form relating to the transactions contemplated hereby.

SECTION 7.06. Independent Nature of Relationship. (a) The relationship between the Company and Purchaser is solely that of seller and purchaser, and neither Purchaser nor the Company has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein shall be deemed to constitute the Company and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any tax purposes.

(b) No officer or employee or agent of Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01. No officer, manager or employee of Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein or as otherwise separately agreed in writing.

(c) Purchaser and/or any of its Affiliates shall not at any time obligate the Company, or impose on the Company any obligation, in any manner or respect to any Person not a party hereto. The Company and/or any of its Affiliates shall not at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or respect to any Person not a party hereto.

SECTION 7.07. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including any term sheet), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or in respect hereof.

SECTION 7.08. Amendments; No Waivers. (a) Neither this Agreement nor any term or provision hereof may be amended, changed or modified except with the written consent of all parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.09. Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

SECTION 7.10. Headings and Captions. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 7.11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

SECTION 7.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

SECTION 7.13. Expenses. Each of Purchaser and the Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

SECTION 7.14. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 7.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

ARTICLE VIII

Intercreditor Matters

SECTION 8.01. Purchase and Sale Treatment; Recharacterization. (a) It is the intention of the Parties to this Agreement that the conveyance by the Company to Purchaser of the Assigned Interests pursuant to this Agreement shall constitute a purchase and sale, and such purchase and sale of the Assigned Interests hereunder shall be treated as a sale for all purposes, other than federal and state income tax purposes. The provisions of this Agreement shall be construed to further these intentions of the Parties.

(b) The Assigned Interests and any amounts received by the Company in respect of the Assigned Interests and, without limiting the foregoing, any cash deposited into the Special Account in accordance with the terms hereof and any cash deposited into the Main Account in respect of or consisting of the Assigned Interests (subject to any adjustments for Excluded Costs) is not, and is not intended to be, the property of the Company (or, in the event of a Bankruptcy Event, any estate created thereby by operation of applicable law or otherwise) but is possessed by the Company in trust solely on behalf of Purchaser pending disbursement to Purchaser or as otherwise provided for in Section 5.09(b), in each case, as contemplated hereby.

(c) If, notwithstanding clause (b), the conveyance of the Assigned Interests is subject to a Recharacterization, the Parties intend that the Company shall be deemed hereunder to have granted, and the Company does hereby grant, to Purchaser a first priority security interest in favor of Purchaser, to secure the obligations to make the payments under Section 2.02, including in respect of any acceleration thereof pursuant to Section 9.02, in the Assigned Interests and all proceeds and products thereof, and the Special Account and any cash or other funds, amounts or financial assets held therein or credited thereto.

(d) No other liens or security interests (including any liens or security interests in favor of the MidCap Credit Facility Agent) shall exist on the Special Account or the cash or other funds, amounts or financial assets held therein or credited thereto other than any customary liens of the Depository Bank.

(e) If, notwithstanding clause (b), the conveyance of the Assigned Interests is subject to a Recharacterization, the Parties intend that the Company shall be deemed hereunder to have granted, and the Company does hereby grant (subject to the priorities specified in the Intercreditor Agreement) a security interest in favor of Purchaser, to secure the obligations to make payments under Section 2.02, including for the avoidance of doubt any acceleration of any payments pursuant to Section 9.02, in the Pari Passu Collateral.

SECTION 8.02. Other Purchaser Security. (a) In addition to the special rights and the security interests provided in Section 8.01, as security for the Company’s payment obligations in respect of any Minimum Quarterly Payment required to be made hereunder (including in respect of any acceleration thereof pursuant to Section 9.02), the Company hereby grants (subject to the priorities specified in the Intercreditor Agreement) a security interest in all of the following assets of the Company that constitute “Collateral” under the MidCap Credit Facility (the “Collateral”):

(i) All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located (each capitalized term in this subclause (i) not otherwise defined in this Agreement or the MidCap Credit Facility, as defined in the UCC); and

(ii) all the Company’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b) Notwithstanding the foregoing, no security interest is or will be granted pursuant to this Agreement in any right, title or interest of the Company under or in, and “Collateral” shall not include, any Excluded Assets.

SECTION 8.03. Priority. (a) Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.01(c) shall be for all purposes senior in right to any other lien other than any customary liens of the Depository Bank.

(b) Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.01(e) shall be pari passu with the Existing Liens.

(c) Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.02 shall be for all purposes junior and subordinate (on a “silent second” basis) to the Existing Liens.

SECTION 8.04. Other Intercreditor Matters. Purchaser acknowledges that, notwithstanding the purchase and sale of the Assigned Interests provided for herein, the MidCap Credit Facility Agent will not file any partial UCC-3 termination statement in respect of the liens held by the MidCap Credit Facility Agent or otherwise release any of its Collateral (as such term is defined under the MidCap Credit Facility) under the MidCap Credit Facility. However, the Intercreditor Agreement shall contain an express acknowledgement by the MidCap Credit Facility Agent that it has no security interest in or other rights in respect of the Special Account or any cash held therein.

SECTION 8.05. Control Agreements. (a) The Company agrees, with respect to the Special Account (upon request of Purchaser), to use commercially reasonable efforts to cause the Depository Bank to agree to comply at any time with instructions from Purchaser to the Depository Bank directing the disposition of funds from time to time credited to the Special Account, without further consent of the Company, pursuant to a customary deposit account control agreement in form and substance satisfactory to Purchaser. However, Purchaser shall not give any such instructions or withhold any withdrawal rights from the Company, unless a Remedies Event has occurred and is continuing.

(b) Nothing herein is intended to affect or shall be construed as affecting the rights of the MidCap Credit Facility Agent under any deposit account control agreement in favor of it in respect of the Main Account.

SECTION 8.06. Termination or Release. (a) Upon termination of this Agreement in accordance with its terms and payment in full of all Obligations (other than any contingent indemnification obligations with respect to which no claim has been made) owing by the Company to Purchaser, all right, title, and interest in and to the Collateral shall automatically revert to Company and Purchaser will have no further rights in or with respect to the Collateral and all security interests granted pursuant to this Article VIII shall terminate and be released.

(b) Upon the withdrawal of any Excluded Costs or other amounts from the Special Account in accordance with the terms hereof, Purchaser’s security interest in such amounts granted pursuant to Section 8.01(c) shall be automatically terminated and released.

(c) Subject to the Intercreditor Agreement, upon the sale, lease, transfer, assignment or other disposition (a “Transfer”) of any assets of the Company (other than the Assigned Interests and the Assigned Interest Related Collateral) permitted under the MidCap Credit Facility, all of Purchaser’s security interests in such assets shall be automatically terminated and released.

(d) Subject to the Intercreditor Agreement, at the Company’s request, Purchaser shall subordinate its liens with respect to any such assets or property or terminate and release its liens with respect to any such assets or property (in each case other than the Assigned Interests and the Assigned Interest Related Collateral) subject to any Permitted Transaction.

(e) Upon the termination of the MidCap Credit Facility (or, if the MidCap Credit Facility is refinanced by a debt facility that is secured by Collateral, upon the termination of such refinancing debt facility), Purchaser’s security interest in all Collateral (other than the Assigned Interests and the Assigned Interest Related Collateral) shall automatically be terminated and released.

(f) In connection with any termination or release pursuant to this Section 8.06, Purchaser shall execute and deliver to the Company all documents that the Company shall reasonably request to evidence such termination or release. Purchaser further agrees that with respect to any deposit account (other than the Special Account) over which it has control, it shall not give any instruction to the applicable bank until a Remedies Event has occurred and is continuing.

ARTICLE IX

Remedies

SECTION 9.01. Remedies. If any Remedies Event shall occur and be continuing, subject to the terms of the Intercreditor Agreement, Purchaser may exercise all rights and remedies of a secured party under the UCC or under any other applicable law and in equity, provided that Purchaser shall exercise any such remedy against the Special Account prior to the exercise of any such remedy against any other Collateral.

SECTION 9.02. Acceleration. If any Remedies Event shall occur and be continuing, subject to the terms of the Intercreditor Agreement, upon notice to the Company, Purchaser may declare all Minimum Quarterly Payments required to be paid by the Company from the date of such Remedies Event until the expiration of the Minimum Annual Payment Period to be due and payable forthwith, whereupon the same shall immediately become due and payable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CORMATRIX CARDIOVASCULAR, INC.

By	/s/ David B. Camp
Name: David B. Camp
Title: Chief Executive Officer

[Signature Page to Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By	/s/ Charles Berkman
Name: Charles Berkman
Title: VP, General Counsel & Secretary

[Signature Page to Interest Purchase Agreement]

Schedule A

to the Interest Purchase Agreement

ASSIGNED INTEREST RELATED COLLATERAL INTELLECTUAL PROPERTY

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule B

to the Interest Purchase Agreement

BASE PRODUCTS

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.08

to the Interest Purchase Agreement

CURRENT INDEBTEDNESS

Credit Facility	Outstanding Indebtedness
MidCap Credit Facility	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.